FIRST FOCUS FUNDS, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT executed this 3rd day of May 2010, by and between Tributary Capital Management, LLC, a Colorado limited liability company (the "Adviser"), and Riverbridge Partners, LLC, a Minnesota limited liability company (the "Sub-Adviser").

WHEREAS, the Adviser is the investment adviser for the First Focus Large Cap Growth Fund, a diversified investment portfolio (the "Fund") of the First Focus Funds, Inc., an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") (the "Company") pursuant to the terms of an Investment Advisory Agreement dated May 3, 2010 (the "Advisory Agreement"); and

WHEREAS, the Adviser desires to retain the Sub-Adviser as its agent to furnish certain investment advisory services for the Fund as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Appointment.  The Adviser hereby appoints the Sub-Adviser to provide certain sub-investment advisory services to the Fund in furtherance of the Advisory Agreement for the period and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.           Management.  Subject always to the supervision of the Company's Board of Directors (the "Board") and the Adviser, and the terms of the Advisory Agreement, the Sub-Adviser will furnish an investment program including investment research, advice and supervision in respect of, and make investment decisions for, all assets of the Fund and place all orders for the purchase and sale of securities, all on behalf of the Fund.  In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth in Section 9, below), and will monitor the Fund's investments.  The Sub-Adviser and Adviser will each make its respective officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund.  The Sub-Adviser shall also make itself reasonably available to the Board at such times as the Board shall request.

The Sub-Adviser agrees that it will:

(a)           Use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

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(b)           Place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer.  In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price.  Consistent with this obligation and any policies adopted by the Board, and to the extent permitted by the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act") and Section 28(e) of the Securities Exchange Act of 1934, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services.  In no instance will portfolio securities be purchased from or sold to the Adviser, the Sub-Adviser, Jackson Fund Services, Limited Partnership or any affiliated person of either the Company, Adviser, Jackson Fund Services, Limited Partnership or the Sub-Adviser, except as may be permitted under the 1940 Act;

(c)           Report regularly to the Adviser and will make appropriate persons available for the purpose of reviewing at reasonable times with representatives of the Adviser and the Board the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, respectively, the performance of the Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser;

(d)           Maintain books and records with respect to the Company's securities transactions and will furnish the Adviser and Board such periodic and special reports as the Board or the Adviser may request, including economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Board pursuant to Section 15(c) of the 1940 Act;

(e)           Act upon instructions from the Adviser not inconsistent with the fiduciary duties hereunder;

(f)           Submit such reports relating to the valuation of the Fund's assets and to otherwise assist in the calculation of the net asset value of shares of the Fund as may reasonably be requested;

(g)           Provide to Adviser for regulatory filings and other appropriate uses materially accurate and complete information relating to Sub-Adviser as may be reasonably requested by Adviser from time to time; and

(h)           Treat confidentially and as proprietary information of the Company all such records and other information relative to the Company maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably

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withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

3.           Further Obligations.  In all matters relating to the performance of this Agreement, Sub-Adviser shall act in conformity with (i) the provisions of the Company's Articles of Incorporation, as filed with the Secretary of State of Nebraska on October 12, 1994, and all amendments thereto or restatements thereof (such articles, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Articles"), (ii) the Company's By-Laws, as amended from time to time, (iii) the stated investment objectives, policies and restrictions of the Fund contained in the Fund's Registration Statement on Form N-1A as filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-85982) and under the 1940 Act (File No. 811-08846) and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund (the "Registration Statement"), (iv) the written policies, procedures and guidelines of the Fund, (v) the written instructions and directions of the Board and the Adviser, and (vi) the requirements of the 1940 Act and the Advisers Act, and all applicable rules and regulations of the SEC pertaining to its investment advisory activities.  Adviser agrees to provide to Sub-Adviser all such materials provided in (i) - (iv) above as they may be amended from time to time, and if practicable, prior to the time any such amendments become effective.

4.           Fund Securities.  The Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and notices of meetings and other notices affecting or relating to the securities of the Fund.  The Sub-Adviser shall provide Adviser with such assistance and advice as Adviser may reasonably request as to the manner in which to exercise, on behalf of the Fund, such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Fund's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Board, so that Adviser may exercise such rights, or, in the event that the Fund retains the right to exercise such rights, to furnish the Fund with advice as may reasonably be requested as to the manner in which such rights should be exercised.

5.           Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund, on behalf of the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.           Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, but

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excluding the cost of securities (including commission, issue and transfer taxes, if any) purchased for or on behalf of the Fund.

7.           Compensation.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation thereof, a sub-advisory fee at an annual rate of 0.45% of the average daily net assets of each Fund, paid at the same time and in the same manner as the Fund pays the Adviser its advisory fee pursuant to the Advisory Agreement.  This fee will be computed daily and paid to the Sub-Adviser quarterly.  The Sub-Adviser may agree to waive a portion of its fee.  Any fee waiver by the Sub-Adviser is voluntary and will be mutually agreed upon with the Adviser.  For any month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

8.           Services to Others.  The Adviser understands, and has advised the Board, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies.  The Adviser has no objection to the Sub-Adviser's acting in such capacities, provided that whenever the Fund and one or more other investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by the Sub-Adviser to be equitable to each company.  In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.           Standard of Care.  The Sub-Adviser shall discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.  The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser may have against Sub-Adviser under any federal securities laws based on negligence and which cannot be modified in advance by contract.

10.           Limitation of Liability.  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.  Each of the Adviser and Sub-Advisor agrees to indemnify the

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other and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Damages") arising directly or indirectly out of the indemnifying party's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.  Sub-Adviser agrees that it shall be liable to Adviser for all Damages incurred by Adviser as a result of any material inaccuracies or omissions in the information provided by Sub-Adviser to Adviser pursuant to Section 2(g), provided, however, that Sub-Adviser shall not be liable to the extent that any Damages are based upon inaccuracies or omissions made in reliance upon information furnished by Adviser to Sub-Adviser.

11.           Duration and Termination.

(a)           This Agreement will become effective as of the date hereof provided that it is approved by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, will continue in effect until June 30, 2011.  This Agreement, which shall become effective upon its execution, shall supersede any agreement between the parties having an earlier date.

Thereafter, if not terminated, this Agreement will continue in effect for the Fund for successive periods of twelve (12) months, each ending on the day preceding the anniversary of the Agreement's effective date of each year, provided that such continuation is specifically approved at least annually (x) by the vote of a majority of those members of the Board who are not interested persons of the Company, the Sub-Adviser, or the Adviser (as set forth in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (y) by the vote of a majority of the Company's directors or by the vote of a majority of all votes attributable to the outstanding shares of the Fund (as set forth in the 1940 Act).

(b)           Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, on not more than sixty (60) days and not less than thirty (30) days' written notice by the Board or the shareholders of the Fund (acting by a vote of at least a majority of its outstanding voting securities), the Adviser, or by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment (as set forth in the 1940 Act).

(c)           Notwithstanding the foregoing, this Agreement will terminate automatically if the Advisory Agreement is terminated.

(d)           Notwithstanding the foregoing, this Agreement may also be terminated by the Adviser or the Fund: (i) upon a material breach by Sub-Adviser of any of the representations and warranties set forth in Section 17, if such breach shall not have

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been cured within a 20 day period after notice of such breach, or (ii) if Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement.

(e)           Notwithstanding the foregoing, this Agreement may also be terminated by Sub-Adviser upon a material breach by Adviser, if such breach shall not have been cured within a 20 day period after notice of such breach.

12.           Amendment of this Agreement.  This Agreement may be amended by the parties only in a written instrument signed by the parties to the Agreement and only if such amendment is specifically approved (a) by a majority of the Board, including a majority of its directors who are not interested persons of the Fund or the Adviser, Sub-Adviser or any of their respective affiliates, and (b) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

13.           Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same document.

14.           Custody.  All securities and other assets of the Fund shall be maintained with a custodian designated by the Adviser.  Sub-Adviser shall have no responsibility or liability with respect to any custodial function.

15.           Notices.  Any notice required to be given by either party shall be in writing and may be served on or delivered to the party to be served at the address given in this Agreement or as duly notified from time to time.  Notice may be delivered or sent by facsimile and shall be deemed to arrive at the time when in the normal course of delivery it should have arrived save that in the case of notice sent by mail it shall only be deemed to have arrived upon its actual receipt.

16.           Adviser Representations and Warranties.  The Adviser represents and warrants to Sub-Adviser that (a) the Adviser's entry into this Agreement on behalf of the Fund and the performance of it and the Fund of their respective obligations hereunder has been duly authorized by the Adviser, and to the best of the Adviser's knowledge, by the Fund and the Company and will not cause the Adviser, and to the best of the Adviser's knowledge, the Fund or the Company, to be in violation of the 1940 Act or any other applicable law or regulation, (b) the Adviser is registered as an investment adviser with the SEC and is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities, (c) to the best of the Adviser's knowledge, the Fund is the legal owner of all of its assets, and (d) the Adviser is empowered to enter into this Agreement without the consent or authority of any other party or, alternatively, has at the date hereof obtained such consents as may be necessary to permit the making of this Agreement.

17.           Sub-Adviser Representations and Warranties.  The Sub-Adviser represents and warrants to Adviser that it (a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement

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remains in effect, (b) is not prohibited by either the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (c) has met, and will continue to meet for so long as this Agreement remains effective, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement, including its adoption and implementation of written policies and procedures reasonably designed to prevent violation of the federal securities laws (as that term is used in Rule 38a-1 adopted under the 1940 Act) by the Sub-Adviser and its supervised persons, (d) is empowered to enter into this Agreement without the consent or authority of any other party or, alternatively, has at the date hereof obtained such consents as may be necessary to permit the making of this Agreement, and (e) will immediately notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against it that could have a material adviser effect upon its ability to fulfill its obligations under this Agreement.

18.           Third Party Beneficiary.  The parties expressly acknowledge and agree that the Company is a third party beneficiary of this Agreement and that the Company shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto.  Any oversight, monitoring or evaluation of the activities of Sub-Adviser by Adviser, the Company or the Fund shall no diminish or relieve in any way the liability of Sub-Adviser for any of its duties and responsibilities under this Agreement.

19.           Notices.  Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To Adviser at: Tributary Capital Management, Attn: President, 1620 Dodge Street, Stop 1075, Omaha, NE 68197.

(b)	To Sub-Adviser at: Riverbridge Partners, Midwest Plaza West, 801 Nicollet Mall, Suite 600, Minneapolis, MN 55402

(c)	To the Company at: First Focus Funds, 1620 Dodge Street, Stop 1060, Omaha, NE 68197

20.           Certain Definitions.  The terms "affiliated," "vote of a majority of the outstanding voting securities," "assignment." "approved at least annually," and "interested persons" shall have the respective meanings ascribed to them in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder,

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subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect.

21.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.  This Agreement will be binding upon and shall inure to the benefit of the parties hereto and will be governed by the laws of the state of Nebraska without giving effect to such state's conflicts of laws provisions, and the 1940 Act.  To the extent that the applicable laws of the state of Nebraska conflict with the applicable provisions of the 1940 Act, the latter shall control.  Sub-Adviser shall notify the Adviser of any changes in its members or managers within a reasonable time.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

TRIBUTARY CAPITAL MANAGEMENT

By:	/s/ Stephen Frantz
Name:	Stephen Frantz
Title:	President, CIO

RIVERBRIDGE PARTNERS, LLC

By:	/s/ Rick Moulton
Name:	Rick Moulton
Title:	Principal

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